CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation of our report, dated January 31, 2004, on the consolidated balance sheets of Silverado Gold Mines Ltd. (“the Company”) as at November 30, 2003 and 2002, and the consolidated statements of operations, stockholders’ equity and cash flows for the years ended November 30, 2003 and 2002, in the Company’s Registration Statement on Form SB-2, dated May 17, 2004, to be filed with the United States Securities and Exchange Commission.

Vancouver, Canada	“Morgan & Company”

May 17, 2004	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1